Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:29 PM 02/23/2011
FILED 01:29 PM 02/23/2011
SRV 110199203 - 2087478 FILE

716-774-0108 p.1

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a restoration, renewal and revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The name of the corporation is Sportsquest, Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 12 Timber Creek Lane (street), in the City of Newark DE, County of New Castle Zip Code 19711, The name of the Registered Agent at such address upon whom process against this Corporation may be served is The Incorporators LTD.

3. The date of filing of the Corporation's original Certificate of Incorporation in Delaware was 4/3/1986.

4. The renewal and revival of the charter of this corporation is to be perpetual.

5. The corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2009, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By: [signature]
Authorized Officer

Name: Jeffrey D. Buns
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State of Delaware
Secretary of State
Division of Corporations
Delivered 04:38 PM 03/03/2011
FILED 04:38 PM 03/03/2011
SRV 110259720 - 2087478 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of SPORTSQUEST, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

The aggregate number of shares the Corporation shall have the authority to issue is five billion (5,000,000,000) shares of common stock par value $0.0001 and one million two hundred thousand (1,200,000) shares of preferred stock par value $0.0001

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25th day of February, 2011.

By: [signature]
Authorized Officer

Title: CEO

Name: Jeffrey Burns
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